Execution Copy

AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment”) is dated for reference the 27th day of September, 2007.

WHEREAS:

A.                         Kepis & Pobe Investments Inc. (“Kepis” or the “Investor”), Cheetah Oil & Gas Ltd. (British Columbia) (the “Corporation”) and Cheetah Oil & Gas Ltd. (Nevada) (“Nevadaco”) entered into a Share Subscription Agreement (the “Subscription Agreement”) as of July 20, 2007 regarding, among other things, Kepis’ subscription for 900 Class A Common Shares of the Corporation; and

B.                          The parties now wish to amend the Subscription Agreement to extend the closing deadline set out in the closing conditions therein until on or before November 30, 2007 and to add a price adjustment mechanism linked to any increase over a specified period of time in the consolidated liabilities of the Corporation above a US$500,000 threshold;

NOW THEREFORE in consideration of the premises, mutual covenants and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Confirmation of Subscription Agreement. This Amendment constitutes an amendment to the Subscription Agreement as provided herein, and this Amendment and the Subscription Agreement shall hereafter be read together and shall have effect as far as practicable as if all the provisions hereof and thereof were contained in one and the same instrument.

2.            Defined Terms. All capitalized terms not otherwise defined herein have the meanings attributed to them in the Subscription Agreement.

3.            Amendments to Subscription Agreement. The Subscription Agreement is hereby amended as follows:

(a)	Subsection 4.1(j) is hereby deleted in its entirety and replaced with:

“Closing shall have occurred on or before November 30, 2007; and”

(b)	Subsection 4.2(c) is hereby deleted in its entirety and replaced with:

“Closing shall have occurred on or before November 30, 2007.”

(c)	The following is added to the Subscription Agreement as a new section 3.3:

“3.3 Adjustment

(a)

The Corporation will, as soon as practicable, prepare and deliver to the Investor a consolidated schedule of liabilities of the Corporation prepared in accordance with GAAP which presents fairly, in all material respects, the consolidated liabilities of the Corporation other than accrued interest (the “Schedule of Liabilities”) as at June 30, 2007.

(b)

The Investor may, within 60 days after Closing, request that the Corporation prepare and deliver to the Investor an updated Schedule of Liabilities as at the Closing Date. Such updated Schedule of Liabilities will present the Corporation’s consolidated liabilities on a basis that deems not to have been made any repayments or cancellations of liabilities at or after the Closing that occurred as a result of transactions contemplated by Article 4 of the Unanimous Shareholders Agreement or that were funded with the Aggregate Subscription Proceeds. Such updated Schedule of Liabilities will include any explanatory notes reasonably necessary in order to clarify its contents. The Corporation will as soon as practicable and in any event within 90 days after receiving such request deliver such an updated Schedule of Liabilities to the Investor.

(c)

If the consolidated liabilities of the Corporation as shown on the updated Schedule of Liabilities exceed the consolidated liabilities of the Corporation as shown on the Schedule of Liabilities as at June 30, 2007 by more than US$500,000, the Investor’s obligation to contribute capital under section 3.2(c) will be reduced by the full amount of the difference between the consolidated liabilities as shown on the updated Schedule of Liabilities and the consolidated liabilities as shown on the June 30, 2007 Schedule of Liabilities.

(d)

The Investor may give a notice of objection to the Schedule of Liabilities and/or the updated version thereof within 15 Business Days of receipt of such document, in which case the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 30 Business Days after the notice of objection has been given, then the dispute shall be resolved by a Chartered Accountant practicing as an audit partner of a national accounting firm which is independent of the parties. The resolution of the dispute by the accountant will be final and binding on the parties. The fees and expenses of the accountant, unless otherwise agreed by the parties, will be borne equally by the parties.”

(d)	The following is added to the Subscription Agreement as a new section 5.3.1:

“5.3.1 Additional Indemnity

(a)

Nevadaco will protect, indemnify and hold harmless the Investor, the Corporation, the B.C. Subsidiary, Cheetah PNG and Scotia PNG, and each director, officer, employee and agent of all such corporations (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by the Indemnified Persons by reason of, or arising directly or indirectly out of, or resulting from any claim (including any action, suit, proceeding, investigation or inquiry, whether formal or informal) taken by or involving the holders of the issued and outstanding shares of the B.C. Subsidiary not owned by the Corporation (the “Minority Shareholders”) in their capacity as shareholders of the B.C. Subsidiary, including any claim relating to the assets of any of the Indemnified Persons, the Minority Shareholders’ exercise of dissent rights and the redemption or repurchase of the Minority Shareholders’ shares. In the event Nevadaco is required to indemnify the Indemnified Persons under this Section 5.3.1(a), the liability of Nevadaco shall be limited to $250,000.

(b)

Notwithstanding Section 5.3.1(a), the indemnification contained in Section Section 5.3.1(a) does not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or arising out of, any action referred to in Section 5.3.1(a) to the extent that a court of competent jurisdiction finds that the losses, claims, damages, liabilities, costs or expenses were the direct result of the Investor’s gross negligence or dishonest or fraudulent acts, unless the affected parties otherwise agree.

(c)

If any action is brought or instituted against an Indemnified Person under Section 5.3.1(a) (including any person or corporation who might reasonably be considered to be such an Indemnified Person), such Indemnified Person shall promptly notify Nevadaco and Nevadaco shall promptly retain counsel who shall be reasonably satisfactory to such person or corporation to represent the Indemnified Person in such claim, action suit or proceeding and Nevadaco shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

(d)

In any such action, the Indemnified Person shall have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Person unless:

(i)	Nevadaco and the Indemnified Person shall have mutually agreed to the retention of such other counsel; or
(ii)

the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both Nevadaco and the Indemnified Person and representation of both parties by the same counsel would clearly be inappropriate due to differing interests between them (such as the availability of different defences);

in which case all reasonable fees and disbursements will be paid by Nevadaco.

(e)

Nevadaco will not, in connection with its obligation to pay the reasonable fees and disbursements of counsel to the Indemnified Person relating to any such claim, action, suit or proceeding in the same jurisdiction, be liable for an amount more than the reasonable fees and expenses of one legal firm for all persons or corporations for whom indemnification is or might reasonably be considered to be provided for in Section 5.3.1(a) and such firm shall be designated in writing by the Investor (on behalf of itself and the other Indemnified Persons).

(f)

Notwithstanding anything contained in this Section 5.3.1, no Indemnified Person shall agree to any settlement of any claim, action, suit or proceeding described in 5.3.1(e) above unless Nevadaco has consented in writing thereto, and Nevadaco shall not be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

(g)

The rights and remedies of the Indemnified Persons set forth in this Section 5.3.1 are, to the fullest extent possible in law, cumulative and not alternative and the election by the Indemnified Persons to exercise any such right or remedy shall not be, and shall not be deemed to be, unless agreed to in writing, a waiver of any of the other such rights and remedies.

(h)

Nevadaco hereby assigns to the Investor its 100 Class A Common Shares of the Corporation, substitutions therefor, accretions thereto and all income from any of the foregoing (the whole hereinafter called the “Securities”) to be held by the Investor as general and continuing collateral security for any and all debts, liabilities and obligations of Nevadaco arising pursuant to or in connection with the above indemnity. If Nevadaco fails to perform pursuant to the terms of the above indemnity, or fails to make any payment due thereunder, then the Investor may:

(i)

from time to time, sell at public or private sale or otherwise realize upon all or any of the Securities for such price in money or other consideration and upon such terms and conditions as it deems best, the whole without advertisement or notice to Nevadaco or others;

(ii)

hold all income from the Securities, and the proceeds of any collection or realization of the Securities, after deduction of all expenses thereof, which with interest shall be borne by Nevadaco, as security as aforesaid and/or applied against any of the obligations as the Investor deems best;

(iii)

compound, compromise, grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with Nevadaco and others and the securities and other securities as it sees fit, without prejudice to any of its rights; and

(iv)

exercise all rights and powers and perform all acts of ownership in respect of the securities to the same extent as Nevadaco might do, subject to any limitations on such rights under a shareholders’ agreement in existence as of the date hereof, and Nevadaco shall forthwith repay all consequent outlay and expense with interest.

(i)

The Investor need not present, protest, give any notice in connection with, prevent outlawry of, collect, enforce or realize any of the Securities and need not protect or preserve them from, and is hereby released from all responsibility for, any depreciation in or loss of value which they may suffer, and the Investor shall be bound to exercise in the keeping of the securities only the same degree of care as if they were the property of the Investor. The President of the Investor is hereby appointed the irrevocable attorney of Nevadaco, with full powers of substitution, from time to time to endorse and/or transfer the Securities for the purposes of this agreement. The Investor may transfer any of the Securities into its name or the name of its nominee, and may deposit them with a clearing corporation, depositary or like organization, or any of their nominees. This shall be a continuing agreement and shall have effect whenever and so often as any of the obligations exist.

(j)	This section 5.3.1 shall survive the Closing Time and the completion of the transactions contemplated under this Agreement.

4.            Prior Understandings. This Amendment supersedes all prior understandings and agreements, whether written or oral, relating to the amendment to the Assignment and Assumption Agreement provided for herein.

5.            Further Assurances. The parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered all such further steps, acts and things and all such further agreements, assignments, transfers, and other documents as either party may reasonably determine is desirable or required from time to time for the purposes of giving full effect to the intent of this Amendment. Nevadaco and the Corporation reaffirm their consent to the assignment by Kepis to Invicta Oil & Gas Ltd. of all of Kepis’ right, title, benefit and interest under the Subscription Agreement, as amended herein.

6.            Binding on Successors. This Amendment shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns.

7.            Governing Law. This Amendment shall, in all respects, be governed by and construed in accordance with the laws of the Province of British Columbia.

8.            Counterparts. This Amendment may be signed in any number of counterparts, in original or faxed form, and each of such counterparts shall constitute an original document and all such counterparts, taken together, shall constitute one and the same instrument.

[The next page is the execution page]

IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the date first written above.

KEPIS & POBE INVESTMENTS INC.
Per:	/s/ Ford Nicholson
Authorized Signatory

CHEETAH OIL & GAS LTD.
Per:	/s/ Ian McKinnon
Authorized Signatory

(a Nevada corporation)

CHEETAH OIL & GAS LTD.
Per:	/s/ Ian McKinnon
Authorized Signatory

(a British Columbia company)